Exhibit 4.8

EMPLOYMENT AGREEMENT made                      30 April, 2003

PARTIES	NOVOGEN LABORATORIES PTY LTD ACN 002 489 947 of 140 Wicks Road, North Ryde 2113, New South Wales (“Company”)

AND

RONALD LEA ERRATT of 10 Bega Road, Northbridge, NSW, 2063 (“Employee”)

INTRODUCTION

A.	The Company carries on the Business.

B.	The Company wishes to employ the Employee to provide the Services.

C.	The parties have agreed to the employment of the Employee in accordance with the provisions of this Agreement and with the intention that this Agreement will supersede any written or oral agreement between the parties or between the Employee and any other member of Novogen Group.

IT IS AGREED

1. Definitions and Interpretations

1.1	In this Agreement, unless the context otherwise requires:

(1)	“Agreement” means this employment agreement and any variation amendment or replacement of it;

(2)	“Business” means the business carried on by the Company and the members of the Novogen Group;

(3)	“Business Day” means a day that is not a Saturday, Sunday or any other day which is a public holiday or a bank holiday in the place where an act is to be performed or a payment is to be made;

(4)	“Commencement Date” means the date set out in Item 1 of the Schedule, but if no date is specified, the commencement date is the date of this Agreement;

(5)	“Company” means Novogen Laboratories Pty Limited ACN 002 489 947 and includes the successors and assigns of that company;

(6)	“Confidential Information” means the information described in clause 16 and includes any information concerning the Business or business methods of the Company and any member of the Novogen Group, its pricing policies, its marketing strategies, its Intellectual Property or any other information relating to the affairs of the Company or the Novogen Group;

(7)	“Design” has the same meaning as in the Designs Act 1906;

(8)	“Intellectual Property” means all trade marks, logos, service marks, trade names, business names, copyrights, designs, patents, inventions, processes and other technical know-how (including extraction and manufacturing know-how), secret information and other rights in industrial or intellectual property and applications for them or licence agreements or other arrangements under which a person has the right to use any of them;

(9)	“Inventions” means all inventions, discoveries and novel designs, whether or not registrable as designs under the Designs Act 1906, patents under the Patents Act 1952, or trademarks under the Trade Marks Act 1955 including any inventions, development or improvement to equipment, technology, methods or techniques made by the Employee solely or jointly with others;

(10)	“Novogen Group” means the Company and each of Novogen Research Pty Limited ACN 060 202 931, Novogen Limited ACN 063 259 754 and any Related Body Corporate of any of them from time to time;

(11)	“Patents” has the same meaning as in the Patents Act 1952;

(12)	“Related Body Corporate” in relation to a body corporate means a body corporate that is related to the first mentioned body by virtue of section 50 of the Corporations Law;

(13)	“Restraint Period” means the period described in Item 11 of the Schedule.

(14)	“Services” means the services described in clause 4 to be provided in accordance with this Agreement;

(15)	“Term” means the period of operation of this Agreement from the Commencement Date until the date of termination in accordance with clause 18; and

(16)	“Works” includes but is not limited to all literary and other works as defined in the Copyright Act 1968.

1.2	Interpretation

(1)	Reference to:

(a)	one gender includes the other genders;

(b)	the singular includes the plural and the plural includes the singular;

(c)	a person includes a body corporate;

(d)	a party includes the party’s executors, administrators, successors and permitted assigns; and

(e)	a statute, regulation or provision of a statute or regulation (“Statutory Provision”) includes:

(i)	that Statutory Provision as amended or re-enacted from time to time; and

(ii)	a statute, regulation or provision enacted in replacement of that Statutory Provision.

(2)	All monetary amounts are in Australian dollars, unless otherwise stated.

(3)	Headings are for convenience only and do not affect the interpretation, or form part, of this Agreement.

(4)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(5)	If an act must be done on a specified day which is not a Business Day, the act must be done instead on the next Business Day.

2. Employment

2.1	The Company employs the Employee to provide the Services to the Company upon and subject to the terms and conditions of this Agreement and the Employee accepts such employment.

2.2	The position in which the Employee is employed by the Company as and from the Commencement Date is as set out in Item 4 of the Schedule.

2.3	The Employee shall as at the Commencement Date be located at the office of the Company set out in Item 5 of the Schedule.

3. Term

3.1	The Company employs the Employee to provide the Services to the Company for the period set out in Item 2 of the Schedule (“Initial Term”) unless such employment is terminated earlier in accordance with any other provision of this Agreement.

3.2	At the expiration of the Initial Term, the Term will continue until the expiration of the period of notice, which shall not be less than that period set out in Item 3 of the Schedule, given by either party to the other. The earliest date on which either party may give notice is the expiration of the Initial Term at which point the period in Item 3 will begin to run.

4. Services

4.1	The Employee will perform all the functions of a person in the position set out in Item 4 of the Schedule or such other services as may be determined by the Company from time to time.

4.2	The Employee must carry out his employment in the capacity referred to in clause 4.1 or as amended by the Company in such manner and at such time as the Company may from time to time reasonably determine.

4.3	It shall be at the Company’s sole determination to adjust, amend, replace, delete or add duties, responsibilities, or reporting relationships which are included from time to time in this contract or in the schedules to this contract.

5. General Duties and Obligations

5.1	Without limiting any other provision of this Agreement the Employee must at all:

(1)	be just and faithful in all transactions relating to the Company and the Novogen Group and must show the utmost good faith in the business of the Company and the Novogen Group;

(2)	give to the Company a just and faithful account of such transaction and also upon every reasonable request furnish a full and correct explanation thereof to the Company;

(3)	divulge to the Company all information or knowledge which he may possess in relation to the affairs, business and activities of the Company;

(4)	use his best skill and endeavour to promote the interest and welfare of the Company and the Novogen Group and carry out the same for the utmost benefit of the Company and the Novogen Group and diligently and faithfully apply himself to the affairs, business and activities of the Company; and

(5)	not at any time intentionally do anything which directly or indirectly may impair or be likely to impair the good name and reputation of the Company or the Novogen Group.

5.2	The Employee must carry out his employment and must conduct himself at all times in a professional manner.

6. Compliance with Directions

6.1	The Employee must at all times during his employment hereunder obey, comply with and carry out the proper and reasonable directions, orders and instructions of and shall be directly responsible and answerable to the Individual or Group identified in Item 12 of the Schedule or as amended by the Company from time to time uncer clause 4.3.

7. Time Devoted to Employment

7.1	The Employee must at all times during his employment hereunder devote the whole of his attention and abilities to the business and activities of the Company and in the performance of his responsibilities and duties under this Agreement.

7.2	Without the prior written consent of the Company, the Employee must not be a director of any body corporate which carries on or is concerned with any activity identical to or substantially similar to that of the Novogen Group or where being a director may directly or indirectly affect the Business of the Novogen Group.

7.3	Nothing contained in this clause 7 prohibits the Employee from making any purchase or sale of stocks, securities, real estate or personal property (tangible or intangible) for purposes of investment or from making any other private investment other than as may be prohibited by clause 17 or one which is, in the opinion of the Company, reasonably held, detrimental to the interest of the Novogen Group.

8. Duty to Act within Limits

8.1	The Employee must at all times comply with and act within such limits as to expenditure on either a revenue or capital account of the Company as may be set by the Company from time to time.

8.2	Without limiting the generality of the foregoing and in addition thereto the Employee must not without the prior written consent of the Company:

(1)	employ any of the money, goods or effects of the Company or any member of Novogen Group or pledge the credit thereof except in the ordinary course of business and upon the account of and or the benefit of the Company or member of the Novogen Group;

(2)	with any person whom the Company has previously in writing forbidden the Employee to deal with, lend money or give credit on behalf of the Company or any member of the Novogen Group or have any dealings;

(3)	give any guarantee, undertaking or indemnity or enter into any bond with or become bail, surety or surety for any person or do or knowingly cause or suffer to be done anything whereby the property of the Company or any member of the Novogen Group or any part thereof may be seized, attached or taken in execution, after the Company has previously in writing forbidden the Employee to deal with such person;

(4)	buy, order or contract on behalf of the Company or any member of the Novogen Group for any goods, articles, property or services exceeding such limit as may be determined by the Company from time to time;

(5)	compromise or compound or (except upon payment thereof in full) release or discharge any debt due to the Company in excess of such limit as may be determined by the Company from time to time; or

(6)	enter into any leasing, hiring, hire-purchase, rental or financing arrangements or transactions with respect to assets or property acquired or to be acquired by the Company or any member of the Novogen Group.

9. Indemnity by Employee.

9.1	Unless otherwise resolved by the Board of Directors of the Company, the Employee covenants that at all times during his engagement hereunder and thereafter indemnify and keep indemnified the Company or member of the Novogen Group, as the case may be, in respect of any loss or damage or actions, proceedings costs, claims, demands or judgements it may incur or suffer by reason of any breach by the Employee of any of the provisions of clause 8. This indemnity is in addition to and not in substitution for any other right or remedy available to the Company in the event of such breach.

10. Indemnity by Company

10.1	Subject to the Corporations Law and the Constitution of the Company, the Company agrees to indemnify and keep indemnified the Employee and his executors, administrators and legal personal representatives against any loss, costs, damages, judgements or liability suffered or incurred by the Employee in respect of any act, neglect, default or error or judgment in the course of his employment and for which the Company would be vicariously liable other than any wilful or gross neglect, default or breach of duty or breach of trust.

10.2	Without limiting clause 10.1 :

(1)	the Employee may be indemnified by the Company where the Board of Directors of the Company consider it appropriate, against any liability incurred by the Employee in the connection with the performance by him of his position with the Company, unless the liability arises out of conduct involving lack of good faith;

(2)	the Employee shall be indemnified by the Company against any liability incurred by him in defending any proceedings in connection with the performance by him of his position with the Company whether civil or criminal in which judgment is given in his favour or in which the Employee is acquitted or in connection with any application in relation to any proceedings in which relief under the Corporations Law is granted to him by the court;

(3)	the Company may, pay a premium in respect of a contract insuring the Employee against a liability incurred by the Employee in connection with the performance by him of his position with the Company except for a liability arising out of conduct involving a wilful breach of duty in relation to the Company or a contravention of sections 232(5) or 232(6) of the Corporations Law.

11. Annual Leave

11.1	During the course of his employment hereunder the Employee is entitled to paid annual leave of 20 working days for every period of 12 months of service as from the Commencement Date.

11.2	The days of annual leave referred to in clause 11.1 are in addition to any day which is proclaimed to be a public holiday in the place in which the Employee is at the relevant time located.

11.3	The entitlement to annual leave is deemed to arise prorata.

11.4	Any annual leave entitlement must be taken by the Employee at such time or times as is mutually convenient to the Employee and the Company.

11.5	Any annual leave entitlement not taken may be added to and taken with any further annual leave entitlement.

12. Sick Leave

12.1	The Employee is entitled to be paid sick leave of 11 working days for every 12 months of service.

12.2	Any sick leave entitlement not taken in any year may be taken by the Employee in another year provided that any accumulated sick leave entitlement which immediately prior to the termination of the employment of the Employee hereunder has not been taken shall be forfeited on termination.

13. Long Service Leave

13.1	The Employee is entitled to long service leave as if the provisions of the Long Service Leave Act of the State or Territory in which the Employee is located, as the same may exist from time to time, were deemed to apply.

14. Remuneration

14.1	In consideration of the provision by the Employee of his services to the Company hereunder, the Company shall pay the Employee remuneration, the amount of which and the rate of payment of which shall be, if not otherwise determined under this clause 14, determined by the Board at its first meeting after the first day of July in each and every year during the term of this Agreement; and which may consist of:

(a)	a base salary;

(b)	superannuation loadings or superannuation funding;

(c)	motor vehicles;

(d)	other allowances; and

(e)	otherwise,

     as the Board may determine from time to time.

     14.2 Notwithstanding the provision of clause 14.1 the Employee, as and from the Commencement Date, shall receive from the Company such remuneration salary as is set out in Item 9 and Item 10 of the Schedule.

     14.4 The Employee is not entitled to any payment of overtime rates during the term of his employment hereunder.

15. Directorships

15.1	It is acknowledged by the employee that the Company and any other member of the Novogen Group may require the Employee to serve as a director on the Board of any member to the Novogen Group.

15.2	It is further acknowledged that the Employee shall serve as a director of another member of the Novogen Group as the nominee of the Company, and that the Employee must retire as a director from any such Board forthwith upon his being requested to do so by the Company.

15.3	In the event of the Employee ceasing to be an employee of the Company or member of the Novogen Group, he is deemed to have automatically retired from and vacated his office as a member of the Board of each member of the Novogen Group.

16. Confidentiality

16.1	Without limiting or derogating from in any way any rule of law or equity the Employee covenants with the Company that he shall not at any time without the prior written consent of the Company publish or divulge any Confidential Information of any nature whatsoever or any information concerning the Business, the business and activities of the Company or of any of the members of the Novogen Group or of any of the dealings, transactions or affairs of the same which may come to his knowledge unless such publication or disclosure is made in the normal course of his employment.

16.2	The provisions of this clause 16 do not prejudice any other express or implied obligation on the part of the Employee to maintain confidentiality.

16.3	Without limiting the extent of clauses 16.1 or 16.2 Confidential Information includes information disclosed to the Company or the Employee by any existing or potential customer, supplier, contractor, agent, licensee or licensor of the Company or the Novogen Group.

16.4	The Employee will at the request of the Company sign a confidentiality agreement containing provision similar to the provisions in this clause 16 in favour of any of the persons referred to in clause 16.3.

17. Restraint on Competition

17.1	The Employee covenants and agrees with the Company that without derogating from or limiting the effect of clause 7 he shall not either alone or jointly or in partnership or by way of a joint venture or otherwise with or as a shareholder, servant, agent, consultant, adviser, officer or contractor of any other person or persons, other than as an employee of the Company or a member of the Novogen Group, either directly or indirectly carry on or manage or be concerned or interested in or assist any other person or persons to carry on or be concerned or to obtain any interest in any industry or business engaged in the research, development, manufacture, extraction, processing, marketing, distribution or sale of any veterinary or human pharmaceutics or therapeutics or any business or industry identical to or substantially similar to the Business of the Company, or any of the members of the Novogen Group in any State or Territory of Australia or any other place in the world at any time during the course of his employment hereunder.

17.2	Notwithstanding the provisions of clause 17.1 the Company agrees with the Employee that the Employee may hold shares in a public company the shares of which are quoted on any share or stock exchange in the world.

17.3	The Employee convenants and agrees with the Company that he will not for the period set out in Item 11 of the Schedule as from the date upon which this Agreement is terminated either directly or indirectly on his own account or for or with any other person or persons, solicit, interfere with or endeavour to entice away from the Company, or any of the members of the Novogen Group any person who, during the employment of the Employee with the Company or any member of the Novogen Group was a customer, supplier, contractor, agent, licensee or licensor or to the knowledge of the Employee was a person with whom any of the aforesaid was negotiating with a view to that person becoming a customer, supplier, contractor, agent, licensee or licensor of any of the aforesaid.

17.4	It is expressly acknowledged and agreed that the provision of clauses 17.1 and 17.3 are necessary in order to protect the interests of the Company, the Novogen Group and of the Business and the confidentiality of the knowledge of the Employee as to the affairs, business and activities of the Company and the Novogen Group.

17.5	It is expressly acknowledged and agreed by the Employee that the provisions of clause 17.1 and 17.3 are reasonable particularly in light of the provisions of clause 17.4 and in so far as the provisions of clause 17.1 relate to any activities, state or territory the restraint is distinct and severable from any other activity, state or territory and the invalidity of the restraint in respect of one or more of such activities, states or territories shall not affect its validity in respect of any of the other such activities, states or territories.

17.6	Nothing in clauses 17.1, 17.3, or 17.4 shall be construed as limiting or fettering the right of any court of competent jurisdiction upon the application of any party in appropriate proceedings from imposing upon the Employee a lesser restraint in circumstances where the restraint sought to be imposed in clauses 17.1 or 17.3 is, in the opinion of such court, excessive or unreasonable in the circumstances.

18. Termination of Employment

18.1	Either party may terminate this Agreement in accordance with clause 3.2.

18.2	This Agreement is terminated automatically on the death or Total or Permanent Disability of the Employee.

18.3	For the purpose of this Agreement “Total or Permanent Disability” includes the Employee being absent from his employment by reason of sickness, ill health or other incapacity or disability for a period of more than 3 months in excess of accrued sick leave in any period of 12 consecutive months.

18.4	This Agreement may be terminated forthwith by the Company in the event that the Employee:

(1)	is guilty of any criminal or indictable offence or of any dishonesty whether in relation to the affairs of the Company or any of the members of the Novogen Group or not; or

(2)	is guilty of any serious breach of faith, or serious neglect or default or wilful disregard of directions or serious professional misconduct or gross misconduct; or

(3)	is in serious and fundamental breach of this Agreement and persists in such breach after being previously directed in writing by the Company to remedy such breach and fails to do so within 14 days of the giving of such direction, which direction shall specifically draw the attention of the

Employee to this clause 18.4 (3); or

(4)	if and for so long as he is a member of any board of directors of any body corporate has his office vacated under section 224 of the Corporations Law; or

(5)	a person whose person or estate is being dealt with under the law relating to mental health; or

(6)	ceases to be registered or has his registration suspended for any reason whatsoever under the provision of any legislation for the time being in force dealing with the registration of persons providing services of the nature of those provided by the Employee to the Company and which registration is required for the provision by the Employee of those services.

18.5	The parties agree that the parties may mutually agree to terminate this Agreement at any time upon and subject to such terms and conditions as may be then agreed.

18.6	In the event that this Agreement is terminated by the Company during the Initial Term (other than by the Company pursuant to clauses 18.1 or 18.4, in which event clause 20.1 applies) or pursuant to clause 18.2, then subject to clause 18.7 the amount that shall be payable by the Company to the Employee by reason of termination of employment or by way of compensation, loss or damages is an amount equal to the then current annual remuneration of the Employee pro rata for the unexpired period of the Initial Term, plus an additional amount equal to one and one half times the then current annual remuneration of the Employee.

18.7	The maximum amount that shall be payable to the Employee under clause 18.6 is an amount which totals three years of the then current annual remuneration of the Employee. The minimum amount payable to the Employee under clause 18.6 is an amount equal to one and one half times the then current annual remuneration of the Employee. For the avoidance of doubt the minimum amount would be payable at or after the expiration of the Initial Term.

19. Compliance with Obligations on Termination

19.1	Termination of this Agreement for any reasons whatsoever does not relieve the Company from payment in full of all sums then owing by the Company to the Employee by way of remuneration accrued to the date of termination.

19.2	Termination of this Agreement for any reason whatsoever shall not relieve the Employee from payment in full of all sums then owing to the Company or which may become owing in respect of any period prior to termination and shall be without prejudice to the rights of the Company to sue for antecedent breach by the Employee of the terms and conditions of this Agreement.

20. No Claim for Compensation on Termination

20.1	In the event that this Agreement is terminated for any reason whatsoever by the Company pursuant to clauses 18.1 or 18.4 the Employee subject to the provisions of any right conferred on the Employee by legislation, has no claim against the Company for compensation, damages or otherwise for or in respect of or by a reason of such termination.

21. Duty to Deliver Up

21.1	Upon the termination of this Agreement and the employment of the Employee for any reason whatsoever the Employee, on request from the Company must delivery up to the Company all correspondence, documents, records, papers, prints, manuals, paper, disks, computer codes, access codes, keys and property of any nature whatsoever belonging to the Company, or to any member of the Novogen Group which may be in the possession or under custody or control of the Employee. Any such request must not be made unreasonably.

22. Inventions and Copyright Works

22.1	The Employee assigns to the Company:

(1)	all Inventions; and

(2)	the entire copyright in all Works

created by the Employee in the course of his employment.

22.2	The assignment of the Employee’s Inventions and copyright in the Works pursuant to clause 22.1 does not restrict the Employee’s right to utilise the general expertise and knowledge accumulated by the Employee in the performance of the Services and the Employee is entitled to use routine procedures developed by the Employee in the performance of the Services, provided that the Employee will not make any reproduction or substantial reproduction of any of the Inventions or Works without the written licence of the Company.

22.3	Where the Employee makes a Design arising out of the Services, the Design will be owned by the Company or the member of the Novogen Group for whom it was made.

22.4	Where the Employee makes any patentable process or article, the Patent will be owned by the Company or the member of the Novogen Group for whom it was made.

23. Future Copyright

23.1	The Employee by this Agreement and pursuant to section 197 of the Copyright Act 1968 assigns to the Company the copyright that will subsist in respect of any new Works and the new Works will form part of the Works under this Agreement and the terms and conditions of this Agreement will apply to those new Works.

23.2	The Employee must immediately provide the Company with copies of any new Works he prints, publishes, makes or procures during the Term.

23.3	The Employee must immediately assign the copyright in the new Works to the Company.

24. Further Assurances as to Intellectual Property

24.1	The Employee must during and after the Term do all acts and things and sign all documents as the Company may reasonably request to secure the Company’s ownership of rights in the Inventions, Works or Designs.

25. Severability

25.1	Each word, phrase, sentence, paragraph and clause (“provision”) of this Agreement is severable.

25.2	If a Court determines that any provision of this Agreement is unenforceable, illegal or void then it is severed and the other provisions of this Agreement remain operative unless without the offending provision they are fundamentally different.

26. Waiver

26.1	A party’s failure or delay to exercise a power or right does not operate as a waiver of that power or right.

26.2	The exercise of power or right does not preclude either its exercise in the future or the exercise of any other power or right.

26.3	No waiver is effective unless it is in writing.

26.4	The waiver of a power or right is effective only in respect of the specific instance to which it relates and for the specific purpose for which it is given.

27. Entire Understanding

27.1	This Agreement:

(1)	contains the entire agreement and understanding between the parties on everything connected with the subject matter of this Agreement; and

(2)	supersedes and merges any prior agreement or understanding on anything connected with that subject matter.

27.2	Each party has entered into this Agreement without relying on any representation by any other party or any person purporting to represent that party.

28. Variation

28.1	An amendment or variation to this Agreement is not effective unless it is in writing and signed by both parties.

29. Further Assurance

29.1	Each party must promptly at its own cost do all things (including executing all documents) necessary or desirable to give full effect to this Agreement.

.30. Dispute Resolution

30.1	Unless a party has complied with clauses 30.2, 30.3 and 30.4, that party may not commence court proceedings relating to any dispute under this Agreement, except where that party seeks urgent interlocutory relief.

30.2	If there is a dispute under this Agreement the parties must negotiate in good faith to resolve the dispute in a spirit of goodwill and compromise.

30.3	If there is a dispute under this Agreement that is not resolved in accordance with clause 33.2, either party may give written notice to the other party stating that it is a notice under this clause and specifying the dispute.

33.4	If the dispute is not settled by agreement within 14 days after the notice referred to in clause 33.3 is given, the parties must appoint a mediator and must seek in good faith to settle the dispute through mediation. If the parties are unable to agree upon a mediator within 14 days after the expiration of the initial 14 days referred to in this clause 33.4, the mediator must be a person nominated by the President of the Law Society of New South Wales or his or her delegate, and either party may request the nomination at any time after the expiration of the second 14 days referred to in this clause.

31. Notices

31.1	A notice or other communication required or permitted to be given by a party to another will be in writing and;

(1)	delivered; or

(2)	sent by postage prepaid to that party’s address set out in this Agreement or as notified to each party at any time.

31.2	A notice or other communication is deemed given and received if:

(1)	delivered, upon delivery; or

(2)	mailed, on the expiration of 2 Business Days (at the place of mailing) after mailing.

32. Governing Law and Jurisdiction

32.1	The law of New South Wales governs this Agreement.

32.2	The parties submit to the non-exclusive jurisdiction of the courts of New South Wales and the Federal Court of Australia.

SCHEDULE

Item 1.	Commencement Date

The date of this Agreement as first written on the first page.

Item 2.	Initial Term

Three years.

Item 3.	Notice Period

Six months.

Item 4.	Position

(1) Company Secretary of the Novogen Group

(2) with responsibilities for:

(a) all Company Secretarial matters for the Novogen Group of Companies including Company Secretarial support to the Company Secretary of Marshall Edwards Inc and Marshall Edwards Pty Ltd;

(b) Trade Marks and copy write;

(c) treasury;

(d) Insurance;

(e) Information Technology;

(e) legal and financial duties delegated from the Managing Director;

(f) represent the Company in its best interests; and

(g) provide recommendations to the Executive and the Board for any of these matters for the Company.

Item 5.	Location

140 Wicks Road, North Ryde, 2113, New South Wales or such other place within the Metropolitan Sydney area as is designated from time to time by the Board of Directors.

Item 6.	Accrued Annual Leave

As accrued from 30 August, 1994
Item 7.	Accrued Sick Leave

As accrued from 30 August, 1994

Item 8.	Long Service Leave

As accrued from 30 August, 1994

Item 9.	Remuneration

$164,780 or such other amount as agreed to from time to time.

Item 10.	Remuneration shall include:

(1) Superannuation:

minimum that the Company would be obliged to pay to ensure no shortfall in respect of the Employee under Superannuation Guarantee (Administration) Act 1992 (Com).

(2) Motor Vehicles

Item 11.	Restraint Period

5 years

Item 12.	The Managing Director.

EXECUTED as an agreement on the date set out at the commencement of this Agreement.

THE COMMON SEAL OF		)
NOVOGEN LABORATORIES PTY LTD	)
was affixed in accordance with its		)
Articles of Association in the presence of:		)

s// C NAUGHTON	S// P A JOHNSTON
Director	Director

CHRISTOPHER NAUGHTON	PHILIP ANDREW JOHNSTON
Name of Director	Name of Director

S// PETER B SIMPSON
Director OF Novogen Limited

PETER BUCHANAN SIMPSON
Name of Director

SIGNED by:	)
Ronald Lea Erratt		)
in the presence of:			)	s// R L ERRATT

S// C M ERRATT
Signature of Witness

CHRISTINE M ERRATT
Name of Witness